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                                                                       EXHIBIT 8

                               TRANSFER AGREEMENT

     Agreement, dated April 11, 1997, by and between Occidental Chemical Investment (Canada) 1, Inc., a Delaware Corporation ("OCIC1"), having its principal place of business at 10889 Wilshire Blvd., Los Angeles, California 90024, and Occidental Chemical Corporation, a New York Corporation ("OCC"), having its principal place of business at Occidental Tower, 5005 LBJ Freeway, Dallas, Texas 75244.

                                    RECITALS

     A. OCC and OCIC1 desire to evidence the acquisition by OCC of 8,939 Common Shares, without par value (the "OCIC1 Shares"), of OCIC1 in exchange for all of OCC's right, title and interest in 35,756,388 Common Shares (the "CXY Shares") of Canadian Occidental Petroleum Ltd., a Canadian corporation ("CXY"), which shares are represented by the stock certificates listed on Exhibit A.

     NOW, THEREFORE, OCIC1 and OCC agree as follows.

1. Transfer. OCC hereby transfers and assigns to OCIC1 all right, title and interest of OCC in and to the CXY Shares and, in consideration therefor, OCIC1 hereby issues to OCC the OCIC1 Shares. OCC shall promptly take all actions necessary to cause the transfer of the CXY Shares to OCIC1 to be recorded on the books and records of CXY, including, but not limited to, executing stock powers, certificates, and affidavits; obtaining bonds of indemnity and paying any stock transfer taxes, fees or expenses.

2. Rights of Ownership. From and after the date of this Agreement, OCIC1 shall hold and exercise all rights of ownership in and to the CXY Shares and OCC shall cooperate with OCIC1 to enable OCIC1 to exercise such rights. Without limiting the foregoing, in the event that, prior to the transfer of the CXY Shares to OCIC1 being recorded on the books and records of CXY, CXY pays any dividend or makes any distribution to its shareholders or solicits any vote of its stockholders, OCC shall promptly remit any such dividend or distribution to OCIC1 and shall vote the CXY Shares in the manner directed by OCIC1.

     IN WITNESS WHEREOF, OCC and OCIC1 have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

OCCIDENTAL CHEMICAL CORPORATION             OCCIDENTAL CHEMICAL INVESTMENT
                                            (CANADA) 1, INC.

By: David C. Yen                            By: Anthony R. Leach
    ---------------------------                 --------------------------
    David C. Yen                                Anthony R. Leach
    Vice President and Treasurer                President

lsp/cxyshr
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                                    EXHIBIT A

                         LIST OF CXY SHARE CERTIFICATES

CERTIFICATE NUMBER                      NUMBER OF SHARES             DATE ISSUED
B 35046                                          620,916               11/15/84
B091451                                          620,916               09/30/87
B096389                                          540,726               02/18/92
B096390                                          584,457               02/18/92
B096391                                       15,511,179               02/18/92
B104376                                       17,878,194               05/28/96
                          -------------------------------
                    TOTAL                     35,756,388

lsp/cxyshr